EXHIBIT 99.1

          MEDI-HUT ANNOUNCES AGREEMENT TO SETTLE CLASS ACTION LAWSUITS
                        AND OTHER CORPORATE DEVELOPMENTS

Wall Township, New Jersey (August 18, 2003): Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") announced today that it has reached agreement to settle the class action lawsuits commenced in March, 2002 and consolidated on January 13, 2003 against the Company and certain of its former officers and directors. The settlement is subject to the approval of the United States District Court of New Jersey. As part of this settlement, the Company has agreed to pay $400,000 in cash to the plaintiffs and issue shares of Medi-Hut common stock equal to 6% (861,990 shares) of Medi-Hut's currently issued and outstanding shares of common stock. If the settlement is approved by the United States District Court of New Jersey, there will be outstanding 15,228,490 shares of Medi-Hut common stock.

In connection with the settlement of the class action lawsuits, the Company and Executive Risk Indemnity, Inc. ("Executive Risk"), the insurance company that provided the Company with its director and officer insurance coverage for a portion of the class period, reached on agreement whereby Executive Risk paid $475,000 to the Company for use in the settlement of the class action lawsuits. In exchange for the $475,000 payment, the Company agreed to terminate the director and officer insurance coverage provided by Executive Risk and release and hold harmless Executive Risk for any claims for coverage which could be made by any former director or officer. Of the $475,000 paid by Executive Risk, $400,000 will be paid to the plaintiffs to settle the class action lawsuits and $75,000 is being utilized by the Company to pay its legal costs and expenses incurred by the Company in connection with such lawsuits and other matters.

The Company also announced that earlier this year it repaid the outstanding balance of its line of credit with PNC Bank ("PNC"). In February 2002, the Company secured a $2,000,000 commercial line of credit (the "Line of Credit") from PNC with an expiration date of January 31, 2003. In December 2002, the Company was notified by PNC that it was in technical default on the Line of Credit, and, in February 2003, it was notified that PNC would not extend the expiration date of the Line of Credit, at which time the outstanding balance on the Line of Credit was $1,500,000. As a result, the Company was required to repay $1,500,000 to PNC during February and March 2003. The Company currently does not have a lending relationship with a commercial bank.

In April 2003, the Company entered into two agreements with Joseph A. Sanpietro, the Company's founder and former Chief Executive Officer and Chairman, whereby certain intellectual property owned by Mr. Sanpietro related to the Company's Elite Safety Syringe was assigned to the Company. Specifically, Mr. Sanpietro assigned to the Company patent number 5,562,626 and patent application number 09/488807. The Company does not believe that Mr. Sanpietro or any other former officer, director or employee has ownership to any intellectual property that was developed by or for the Company and is necessary or useful for the future operations of the Company.
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In July 2003, the Company completed the sale of the majority of its remaining
Syntest inventory, the hormone replacement therapy product that the Company has exclusive rights to distribute. The sale generated approximately $1,032,000 of cash proceeds for the Company. As previously disclosed, the Company is currently pursuing litigation against the manufacturer of Syntest, the Company's former contract sales representative and a distributor. Management believes that receipt of this cash will allow the Company to continue in business to at least December 31, 2003. The Company is currently reviewing its existing products and other business operations in an effort to increase sales and to generate sufficient cash flow to allow the Company to continue its operations after December 31, 2003.

As reported earlier, the Company is currently reviewing with its new independent auditors, Eisner LLP, its historical financial statements and past operating results in an effort to restate, where necessary, any inaccurate periodic reports that were previously filed and to complete and file the Company's annual report on Form 10-KSB for the year ended October 31, 2002 as well as subsequent quarterly reports on Form 10-QSB for the quarters ended January 31, 2003, April 30, 2003 and July 31, 2003. Due to incomplete and missing records and data and certain past accounting irregularities recently discovered by the Company, the Company will not be in a position to file any of these reports until, at the earliest, October 2003.

David LaVance, Chief Executive Officer of Medi-Hut, commented that "The settlement of the class action lawsuits, subject to the approval of the United States District Court of New Jersey, is a critical step for the Company. We need to put the class action lawsuits and the reason for such lawsuits behind us so that we can focus on the future of the Company. We are continuing to review our operations and products and other possible business opportunities in an effort to increase our sales and hopefully generate significant revenue and income in the future."

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.



Contact:          Tom Gifford
                  Chief Financial Officer
                  Tel: (732) 919-2799, Ext. 1719; Fax: (732) 919-2798